Exhibit 10.2(w)

FREE TRANSLATION

Between:

The Société Anonyme CYTEC – Square Marie Curie 11 – B 1070 BRUSSELS, represented here by the undersigned,

Hereinafter referred to as “CYTEC”,

and

Mr. ARANZANA Frank

Residing at 1650 Beersel, Bloemendal 29

hereinafter referred to as “the employee”,

It has been agreed as follows:

Article 1

CYTEC hires the employee as President Cytec Speciality Chemicals, who accepts.

The employee will perform his services at CYTEC or at other companies of its group.

CYTEC reserves the right to assign the employee to any positions which are compatible with his knowledge and skills, both in Belgium and abroad. For the application of this clause, account will be taken of the economic interest of the company and of the personal interest of the employee.

If the necessities of the service so require, the employee accepts that CYTEC may oblige him to reside near his place of work.

The employee accepts to travel for the needs of the service by any means of transportation which will be indicated to him, including private means of transportation.

Article 2

The contract is concluded for an unlimited duration and will begin retroactively on July 1st, 2008. The present contract cancels and replaces the labour agreement of June15, 1999 and his enclosures.

Article 3

The employee shall be allocated a monthly gross amount of € 23.347,70.

The employee renounces to the automatic salary increase linked to the consumer price index as long as he is exercising the function of President Cytec Speciality Chemicals

The compensations are paid into the bank account indicated by the employee, under deduction of the legal withholdings and contributions for the group insurance program which the employee is obliged to join.

Article 4

Each party has the right to terminate the present employment contract in accordance with the provisions of the Employment Contracts Act of July 3, 1978.

Article 5

The employee acknowledges that all the results generally whatsoever of the works, studies, research or tests which he or she will perform in the exercise of his or her functions, and notably the inventions, methods of production, procedures and improvements which he or she shall develop will be the exclusive property of the Company where he or she performs his or her services.

Cytec alone will have the right to dispose of them, profit from them and, if appropriate, have them patented, without the employee being able to claim any indemnity or special compensation.

Article 6

The employee undertakes not to reveal, publish or make known directly or indirectly the production and business secrets of which he or she shall have knowledge. Notably covered here are: the procedures, tricks of the trade, plans, projects, agreements, technical, commercial, accounting and other types of information.

He or she shall also refrain from engaging in or co-operating with any act of unfair competition.

The above obligations will not cease with this contract, and the employee will remain bound by them whatever the cause of his departure.

Article 7

The employee undertakes, in the event of termination of this contract after the trial period, by CYTEC for serious reason or by the employee, unless the latter cannot demonstrate a serious reason imputable to CYTEC, and under reservation of the respect of articles 65 and 86 of the Law of 3 July 1978 on employment contracts, not to compete with CYTEC or the companies of its group, either by acting for his or her own account, directly or indirectly, or by entering into the service of another employer.

However, this obligation relates only to activities similar to those which the employee shall have exercised at CYTEC or at companies of its group during the twelve months preceding his or her departure; it does not extend beyond the territory of Belgium, and it is limited to a period of twelve months as of the day that the employment contract comes to an end.

In exchange for this undertaking, CYTEC will pay to the employee a lump-sum indemnity equal to 12 months of compensation, except CYTEC exercises its option to waive the application of this non-competition clause within a period of 15 days as of the cessation of the contract. This article does not apply if the employee is a sales representative at the time of his or her departure.

Article 8

The employee hereby acknowledges having received a copy of and having taken knowledge of the Work Rules, which constitute an annex to the present employment contract. Furthermore, the employee hereby formally accepts the terms and conditions thereof.

Article 9

Special conditions (provided they do not contradict legal and statutory provisions):

-	The employee will benefit from the tax status of “non-resident tax payer”. The calculation of taxable earnings takes into consideration the current amount of non-taxable earnings (max. €11.250) for “management” positions. The employer guarantees “30% travel exclusion”, resulting in a reduction of taxable earnings equivalent to a 30% of the annual working days spent outside Belgium.

The employee will benefit 100% from applicable tax reductions following events and private investments.

-	The employee will benefit from assistance with their declaration of earnings to Belgian tax authorities as long as he possesses the status of “non-resident tax payer”.

Employee will benefit:

-	from a thirteenth month, in accordance with Belgian legislation;

-	from a holiday bonus, in accordance with Belgian legislation;

-	(if the conditions of the award are satisfied) from an annual bonus, in accordance with current CYTEC regulations for the category “Officers”, with a target of 50% of annual salary. Half the bonus will be paid in company insurance with the AXA policy number 212.785.898;

-	In accordance with Cytec’s Company car policy, the employee will benefit from a company car. The budget is defined in the policy in agreement with the position in the Company. The Employee will pay the employer a monthly sum equal to 27% of the taxable benefit;

-	from a fuel card whose usage is limited to the company car;

-	As per Company policy from a monthly all-in allowance of €285 (category 2 amount with company car), covering certain expenses which are not reimbursed by expense notes;

-	from a company insurance covering life insurance, a supplementary pension benefit and a long-term sickness allowance. These insurance schemes are described in further detail in the “Pension Plan”;

-	As per the ‘Company’s Hospitalisation plan’ from hospitalisation insurance covering employees and all their family members;

-	from travel insurance covering employees during work-related travel;

-	from an annual travel allowance of €123.95;

-	from a meal cheque with a face value of €6.00 per day worked. Employees will pay a contribution of €1.09 per cheque;

-	from the reimbursement of the school fees of employees’ children aged 3-18 years old, excluding books, uniforms, additional lessons and sporting and cultural activities.

Done in two originals, of which each party acknowledges having received one, in Brussels on June     , 2009.

The employee,                                                                                  CYTEC,

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